Exhibit 99.1

Forian Receives Unsolicited Proposal from CEO to be Taken Private

NEWTOWN, PA, August 25, 2025 – Forian Inc. (NASDAQ:FORA) (“Forian” or the “Company”), a leading provider of data science driven information and analytics solutions to the life science, healthcare and financial services industries, announced today that its Board of Directors has received an unsolicited, preliminary, non-binding proposal letter, dated August 25, 2025, from a group led by Forian founder, Executive Chairman and Chief Executive Officer Max Wygod, to take the Company private at a proposed purchase price of $2.10 per share to the Company’s other shareholders. Mr. Wygod and the other participants in the proposal, including inside directors Adam Dublin and Shahir Kassam-Adams, beneficially own approximately 63% of the Company’s common stock.

The Company’s Board of Directors has established a Special Committee consisting of independent directors. The Special Committee with its advisors will evaluate the proposal and determine the appropriate course of action and process.

The proposal will be conditioned on, among other things, the receipt of financing for the transaction, the negotiation and execution of satisfactory employment agreements and a definitive acquisition agreement as well as approval of the proposal by the Special Committee and the acquisition (including by tender) of a majority of the shares of the Company’s common stock.

There can be no assurance that any definitive offer will be received, that any definitive acquisition agreement will be executed relating to the proposal or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

A copy of Mr. Wygod’s letter to the Board is attached as an exhibit to this press release.

About Forian

Forian provides a unique suite of data management capabilities and proprietary information and analytics solutions to optimize and measure operational, clinical and financial performance for customers within the traditional and emerging life sciences and healthcare payer and provider segments and, with its recent acquisition of Kyber Data Science, the financial services industry. Forian has industry leading expertise in acquiring, integrating, normalizing and commercializing large scale healthcare data assets. Forian’s information products overlay sophisticated data management and data science capabilities on top of a comprehensive clinical data lake to identify unique relationships, create distinctive information assets and generate proprietary insights.

Cautionary Statements Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In this context, forward-looking statements often address expected future business and financial performance and financial condition, which may include GAAP and non-GAAP financial measures, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions and variations or negatives of these words. In particular, this release includes statements regarding an unsolicited, preliminary, non-binding proposal letter, dated August 25, 2025, from a group led by Forian founder, Executive Chairman and Chief Executive Officer Max Wygod. Forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about potential transactions, future financial and operating results, company strategy and intended product offerings and market positioning. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the possibility that any transaction may not be completed, those risks and uncertainties associated with operations, strategy and goals, our ability to execute on our strategy, and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Forian’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on April 11, 2025, and elsewhere in Forian’s filings and reports with the SEC.

Forward-looking statements contained in this release are made as of the date hereof, and we undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Media and Investor Contact:
forian.com/investors
ir@forian.com
267-225-6263

Strictly Confidential

August 25, 2025

Board of Directors
Forian Inc.
41 University Drive, Suite 400
Newtown, Pennsylvania, 18940

Dear Members of the Board of Directors:

We are pleased to submit this non-binding proposal to acquire all of the outstanding shares of common stock of Forian Inc. (“Forian” or the “Company”) that we do not currently own (the “Transaction”) for $2.10 per share in cash (the “Offer Price”). We are a consortium, led by Max Wygod, the CEO and Executive Chair of the Company, together with the entities and individuals set forth on Exhibit A hereto. In the aggregate, presently our consortium, including inside directors, Adam Dublin and Shahir Kassam-Adams, represents a majority of the Company’s outstanding shares, based on the aggregate number of shares of the Company’s common stock reported on the Company’s most recently filed report on Form 10-Q.

We firmly believe that our proposed Transaction is in the best interests of Forian stockholders and other stakeholders, including its employees, clients, and end-users. As a public company, Forian’s low float depresses liquidity, slows the recognition of value in the markets, and widens the valuation disparity between the Company and comparable private peers.

Furthermore, we do not believe that it makes sense for Forian, to be subject to the expense, distraction and administrative burden of quarterly reporting requirements and Sarbanes-Oxley compliance obligations. The Transaction addresses these considerations while providing public stockholders with immediate liquidity and certainty of value at a premium to current trading levels. We have summarized the proposed key terms of the Transaction below, which are supplemented by the term sheet attached hereto as Exhibit B:

Offer Price

We are prepared to offer $2.10 per share in cash for all of the outstanding shares of common stock of the Company that we do not currently own. This offer represents a substantial premium to relevant trading metrics, including a 19% premium to the closing price as of August 22, 2025.

Our proposal assumes an aggregate of approximately 31 million shares of common stock of the Company are outstanding immediately prior to the consummation of the Transaction.

Offer and Definitive Agreement

We anticipate that the Transaction will be structured as a two-step process, as outlined in Exhibit B. The definitive merger agreement, which will be negotiated on mutually-acceptable terms, will contain customary terms and conditions for transactions of a similar size and nature, which are further described in Exhibit B. Given our knowledge of the Company, we expect to be in a position to execute a definitive agreement promptly. Following the execution of a definitive agreement, we intend to commence a tender offer to acquire all of the outstanding shares of common stock of the Company that we do not currently own to be followed immediately by a short-form merger.

Financing

As part of the Transaction, we would plan to contribute all of our current equity interests in the Company, which account for in excess of approximately 63% of the shares of common stock outstanding. We intend to fund the Transaction by utilizing a combination of personal resources, third-party financing and the Company’s net cash at closing. We are highly confident the financing can be arranged on an expedited basis.

Due Diligence

The Transaction would be subject to satisfactory completion by us of customary due diligence of the Company. Given our history with Forian, we anticipate that the remaining due diligence will be limited in scope and can be completed quickly, assuming that the requested information is provided in a timely manner. We are prepared to commence our confirmatory due diligence review immediately and note that, among other items, we will need access to the Company’s general counsel, members of the Company’s finance team, including the Chief Financial Officer, and certain other key individuals identified in the due diligence process.

Disclosure

In accordance with our legal obligations, we will promptly file a Schedule 13D, including a copy of this letter.

Advisors

To assist us in consummating the proposed Transaction, we have engaged Allen Overy Shearman Sterling US LLP (“AOS”) as legal counsel.

Our proposal is a non-binding expression of interest only and does not constitute an offer to purchase the Company or any securities or assets of the Company. We reserve the right to withdraw or modify our proposal at any time. No legal obligation with respect to our proposal or any other transaction shall arise unless and until we have executed definitive transaction documentation with the Company.

We would welcome the opportunity to engage with you to further explain the merits of our proposal and work with the Board and any Special Committee to be established to explore a Transaction. To the extent you have any questions with regard to our proposal, please feel free to contact Max Wygod or our advisors at AOS.

[Signature page follows]

2

Sincerely,

/s/ Max Wygod
Max Wygod

Exhibit A

Consortium Members1

1.	Anthony Vuolo
2.	Max C. Wygod Family Dynasty Trust
3.	Estate of Martin J. Wygod
4.	Administrative Trust U/ Wygod Family RV
5.	Wygod Family REV LT U/T/A
6.	Adam H. Dublin 2019 Family Trust
7.	Adam Dublin
8.	Carl Berg
9.	Marble Lane Partners I, LLC
10.	Oracle Partners, L.P.
11.	Oracle Institutional Partners, L.P.
12.	Oracle Ten Fund, L.P.
13.	Oracle Investment Management, Inc. Employees’ Retirement Plan
14.	The Feinberg Family Foundation
15.	Oracle Associates, LLC
16.	Oracle Investment Management, Inc.
17.	Emily Bushnell
18.	Michael Sawyer
19.	Nell and Jane Cameron 2006 Trust
20.	Shahir Kassam-Adams
21.	Charles Mele
22.	Michael and Sharon Glick

1 Note: Includes any trusts or other entities over which such person has control.

Exhibit B

Term Sheet

Strictly Confidential

Term Sheet For Proposed Take-Private Transaction

The following is a non-binding, indicative term sheet summarizing the principal terms of the proposed acquisition of Forian, Inc. (the “Company”) by a special purpose acquisition vehicle to be formed for the purpose of such acquisition (the “Purchaser”), via a two-step tender offer and back-end merger (the “Transaction”).

Consortium and Formation of Purchaser
Certain stockholders (the “Consortium Stockholders”) of the Company to enter into a Consortium Agreement providing for their joint participation in the Transaction.

The Consortium Stockholders will form the Purchaser entity prior to entry into the Merger Agreement.

Transaction Structure
At the closing, and assuming the closing conditions are met, the Consortium Stockholders will contribute their shares of Common Stock of the Company to Purchaser. Purchaser shall, at the closing, acquire 100% of the outstanding equity interests of the Company not already owned by Purchaser through a two-step process:

       (i)               a cash tender offer for all outstanding shares of the Company (the “Offer”); followed by

       (ii)              a merger of a wholly-owned subsidiary of Purchaser with and into the Company under Section 251(h) of the DGCL (the “Merger”).

It is anticipated that the Transaction will be treated as a tax-free exchange to the Consortium Stockholders.

Purchase Price	The purchase price per share of common stock in both the Offer and Merger will be $2.10.

Treatment of Equity Incentive Awards	Any out-of-the-money stock options will be cancelled, any unvested RSUs will be assumed by the Purchaser and any vested RSUs will receive Merger proceeds.

Conditions to the Transaction
The Transaction as a whole will be conditioned upon the approval by a special committee of the board of directors of the Company, provided that such committee comprises disinterested directors that are independent and empowered to consider the proposal.

The Transaction will also be conditioned upon the execution of satisfactory employment agreements with key management personnel.

The Offer will be conditioned on certain customary closing conditions, including that at least a majority of outstanding shares of the Company are acquired by the Purchaser (either through the contribution by the Consortium Stockholders or tendered in the Offer).

Financing
The Offer and Merger will be funded with a combination of personal funds, third- party financing and cash from the balance sheet of the Company. The Offer and Merger will be conditioned upon receipt of such financing.

Consents and Regulatory Approvals	No third-party consents or regulatory approvals are expected to be required to effect the transaction, which we will confirm promptly in the course of our due diligence.